PRECISION OPTICS CORPORATION
22 EAST BROADWAY
GARDNER, MASSACHUSETTS 01440-3338
Telephone 978 / 630-1800
Telefax 978 / 630-1487
       POC:25-0221

NEWS RELEASE

FOR IMMEDIATE RELEASE
Thursday, June 9, 2005

PRECISION OPTICS CORPORATION ANNOUNCES
APPOINTMENT OF MR. MICHAEL ARBON AS CHIEF FINANCIAL OFFICER

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced the appointment of Michael Arbon as Chief Financial Officer effective immediately. The appointment of Mr. Arbon continues recent efforts to improve cost effectiveness. Mr. Arbon brings nearly 20 years experience as Lead Financial Executive and/or Chief Operating Officer for technology based development and manufacturing companies. He has degrees in accounting (B.S.) and International Business (MBA) from Utah State University and Bentley College, Waltham, Massachusetts, respectively.

Mr. Arbon succeeds Mr. Jack Dreimiller who has provided distinguished service as CFO at Precision Optics Corporation for 13 years. Mr. Dreimiller is expected to continue his support efforts on behalf of Precision Optics Corporation over the coming 14 months on a consulting basis.

Forward-looking statements contained in this news release, including those related to the Company’s products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; the risks associated with reliance on a few key customers; the Company’s ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills; the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2004.

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